Exhibit 3.1

CERTIFICATE OF DESIGNATION

OF

SERIES 1 PREFERRED STOCK

OF

CADIZ inc.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Cadiz Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware:

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, there is hereby created and provided out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and there is hereby stated and fixed the number of shares constituting such series and the designation of such series and the powers (including voting powers), if any, of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of such series as follows:

Series 1 Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as shares of “Series 1 Preferred Stock,” par value $0.01 per share, of the Corporation (the “Series 1 Preferred Stock”), and the number of shares constituting such series shall be ten thousand (10,000).

Section 2. Definitions. The following terms shall have the following meanings for purposes of this Certificate of Designation (as the same may be amended, amended and restated or restated from time to time, this “Certificate of Designation”):

(a) “Affiliates” with respect to any Person shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 of the Securities Act.

(b) “Attribution Parties” with respect to a holder of outstanding shares of Series 1 Preferred Stock shall mean such holder’s Affiliates and any Persons acting as group together with such holder or any of such holder’s Affiliates.

(c) “Beneficial Ownership Limitation” with respect to a holder of outstanding shares of Series 1 Preferred Stock shall mean 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series 1 Preferred Stock held by such holder pursuant to this Certificate of Designation; provided, however, that a holder of any outstanding shares of Series 1 Preferred Stock, upon written notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this definition applicable to the outstanding shares of Series 1 Preferred Stock held by such holder; provided that the Beneficial Ownership Limitation shall in no event exceed 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series 1 Preferred Stock held by such holder pursuant to this Certificate of Designation and the provisions of this definition shall continue to apply. Any such increase in the Beneficial Ownership Limitation shall not be effective until the 61st day after such written notice is delivered to the Corporation and shall only apply to the holder of outstanding shares of Series 1 Preferred Stock providing such notice and no other holder of outstanding shares of Series 1 Preferred Stock. The provisions of this definition shall, to the fullest extent permitted by applicable law, be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to correct this definition (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d) “Beneficially Own” shall mean “beneficial ownership” in accordance with Section 13(d) of the Exchange Act and shall include the number of shares of Common Stock issuable upon conversion of the outstanding shares of Series 1 Preferred Stock sought to be converted pursuant to this Certificate of Designation, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of any other outstanding shares of Series 1 Preferred Stock and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein.

(e) “Board of Directors” shall mean the Board of Directors of the Corporation.

(f) “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

(g) “Certificate of Incorporation” shall mean the certificate of incorporation of the Corporation, as the same may be amended, amended and restated or restated from time to time.

(h) “Closing Price” of Common Stock or any other security on any date shall mean the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal United States securities exchange on which Common Stock or such other security is traded.  If Common Stock or such other security is not listed for trading on a United States national or regional securities exchange on the relevant date, the Closing Price will be the last quoted bid price for Common Stock or such other security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization.  If Common Stock or such other security is not so quoted, the Closing Price will be the average of the mid-point of the last bid and ask prices for Common Stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.  The Closing Price will be determined without reference to extended or after hours trading.

(i) “Commission” shall mean the United States Securities and Exchange Commission.

(j) “Commodity Price Protection Agreement” means, with respect to any Person, any forward contract, futures contract, commodity swap, commodity option or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary relating to, or the value of which is dependent upon or which is designed to protect such Person against, fluctuations in commodity prices.

(k) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

(l) “Common Stock Equivalents” shall mean any securities of the Corporation which would entitle the holder thereof to acquire at any time shares of Common Stock, including, without limitation, any Debt, preferred stock, rights, options, warrants or other securities that are at any time convertible into or exercisable for, or otherwise entitle the holder thereof to receive, shares of Common Stock.

(m) “Conversion Date” shall mean an Optional Conversion Date or a Mandatory Conversion Date, as the circumstances shall require.

(n) “Conversion Limitation Determination” shall have the meaning set forth in Section 7(c).

(o) “Conversion Rate” shall mean 405.05, as such amount may be adjusted pursuant to Section 8.

(p) “Convertible Senior Notes due 2020” shall mean the Corporation’s 7.00% Convertible Senior Notes due 2020 issued pursuant to the Indenture dated as of December 10, 2015, between the Corporation and U.S. Bank National Association (including any additional notes issued under such Indenture in an aggregate original principal amount not to exceed $5,000,000 at any one time outstanding), as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

(q) “Corporation” means Cadiz Inc., a Delaware corporation.

(r) “Credit Agreement” means the Credit Agreement, dated as of May 1, 2017, among the Corporation, Apollo Special Situations Fund, L.P., the other lenders from time to time party thereto, and Wells Fargo Bank, National Association, as the agent for the lenders, as amended, amended and restated, restated, extended, renewed, supplemented or otherwise modified from time to time, and one or more agreements, including, without limitation, an indenture, governing the Debt Incurred by the Corporation and/or its subsidiaries to Refinance, in whole or in part, the Debt then outstanding under the Credit Agreement or one or more successor Credit Agreements; provided, however, that the principal amount of such Refinanced Debt (or accreted value, in the case of such Refinanced Debt issued at a discount) does not exceed the principal amount (or accreted value, as the case may be) of the Debt so Refinanced, plus the amount of accrued and unpaid interest on the Debt so Refinanced, any premium paid to holders of the Debt so Refinanced and reasonable expenses (including underwriting discounts) Incurred in connection with the Refinancing of such Debt.

(s) “Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary designed to hedge foreign currency risk of such Person, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

(t) “Debt” means, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Capital Lease Obligations of such Person, (vi) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (vii) the liquidation value of all redeemable preferred capital stock of such Person, (viii) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (i) through (vii) above, (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (x) all obligations under Hedging Obligations of such Person. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt expressly provide that such Person is not liable therefor.

(u) “Dividend Junior Stock” shall mean, at any time after the Mandatory Conversion Date, any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation raking junior to the Series 1 Preferred Stock as to dividends.

(v) “Dividend Parity Stock” shall mean, at any time after the Mandatory Conversion Date, the Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking pari passu to the Series 1 Preferred Stock as to dividends.

(w) “Dividend Senior Stock” shall mean, at any time after the Mandatory Conversion Date, any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking senior to the Series 1 Preferred Stock as to dividends.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(y) “Exchange Agreements” shall mean the Conversion and Exchange Agreements, dated on or about the Original Issue Date, between the Corporation and each original Holder (as defined therein), as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

(z) “Existing Debt” shall mean the following Debt of the Corporation and its subsidiaries outstanding on the Original Issue Date: (i) the Corporation’s 7.00% Convertible Senior Notes due 2018 issued pursuant to the Indenture dated as of March 5, 2013, between the Corporation and U.S. Bank National Association (as successor to The Bank of New York Mellon Trust Company, N.A.), as trustee, as amended, amended and restated, restated, supplemented or otherwise modified from time to time, (ii) the Convertible Senior Notes due 2020, (iii) any Debt of the Corporation and/or its subsidiaries Incurred pursuant to the Credit Agreement in an aggregate original principal amount not to exceed $60,000,000 outstanding at any time, plus any accretion pursuant to the terms of the Credit Agreement, (iv) debt Incurred in connection with that certain Amended and Restated Cadiz – Fenner Valley Farm Lease, dated as of February 8, 2016, entered into among Fenner Valley Farm, LLC, the Corporation and the other signatories thereto, and (v) any Debt Incurred under any credit agreement, loan, note or indenture governing the Debt Incurred by the Corporation and/or its subsidiaries to Refinance, in whole or in part, any other Existing Debt then outstanding; provided, however, that the principal amount of such Refinanced Debt (or accreted value, in the case of such Refinanced Debt issued at a discount) does not exceed the principal amount (or accreted value, as the case may be) of the Debt so Refinanced, plus the amount of accrued and unpaid interest on the Debt so Refinanced, any premium paid to holders of the Debt so Refinanced and reasonable expenses (including underwriting discounts) Incurred in connection with the Refinancing of such Debt.

(aa) “Farming Project” shall have the meaning set forth in Section 4(b)(ii)(B)(2).

(bb) “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

(cc) “Guarantee Obligation” means, with respect to any Person (the “Guaranteeing Person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the Guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Debt, leases, dividends or other obligations (the “Primary Obligations”) of any other third Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of the Guaranteeing Person, whether or not contingent, (i) to purchase any such Primary Obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such Primary Obligation or (2) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any Guaranteeing Person shall be deemed to be the maximum amount for which such Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such Primary Obligation and the maximum amount for which such Guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such Guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by the Guaranteeing Person in good faith.

(dd) “Hedging Obligations” mean, with respect to any Person, the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

(ee) “Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” will have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt will not be deemed an Incurrence of such Debt. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Debt and increases in Debt outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Debt. Any Debt issued at a discount (including Debt on which interest is payable through the issuance of additional Debt) will be deemed Incurred at the time of original issuance of the Debt at the accreted amount thereof.

(ff) “Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate swaps, caps, floors or collars, option, future or derivative agreements or arrangements and similar agreements or arrangements and/or other types of hedging agreements as of which such Person is a party or beneficiary designed to hedge interest rate risk of such Person, as amended, amended and restated, restated, supplemented or otherwise modified from time to time.

(gg) “Lien” means any security interest, pledge, lien or other encumbrance.

(hh) “Liquidation” shall have the meaning set forth in Section 5(a).

(ii) “Liquidation Junior Stock” shall mean (i) at any time prior to the Mandatory Conversion Date, the Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking junior to Series 1 Preferred Stock as to the payment of the Liquidation Value upon a Liquidation and (ii) at any time after the Mandatory Conversion Date, any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking junior to the Series 1 Preferred Stock upon a Liquidation.

(jj) “Liquidation Parity Stock” shall mean (i) at any time prior to the Mandatory Conversion Date, any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking pari passu to the Series 1 Preferred Stock as to the payment of the Liquidation Value upon a Liquidation and (ii) at any time after the Mandatory Conversion Date, any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking pari passu to the Series 1 Preferred Stock upon a Liquidation.

(kk) “Liquidation Proceeds” shall mean the assets of the Corporation legally available for distribution to its stockholders upon a Liquidation.

(ll) “Liquidation Senior Stock” shall mean (i) at any time prior to the Mandatory Conversion Date, any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking senior to the Series 1 Preferred Stock as to the payment of the Liquidation Value upon a Liquidation and (ii) at any time after the Mandatory Conversion Date, any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation ranking senior to the Series 1 Preferred Stock upon a Liquidation.

(mm) “Liquidation Value” shall mean, with respect to any share of Series 1 Preferred Stock (i) on any given date prior to the Mandatory Conversion Date, $2,734.09 per share (as adjusted for any (A) dividend in respect of any class or series of stock of the Corporation in shares of Series 1 Preferred Stock, (B) subdivision, whether by reclassification or recapitalization, of the outstanding shares of Series 1 Preferred Stock into a greater number of shares of Series 1 Preferred Stock, or (C) combination, whether by reclassification or recapitalization, of the outstanding shares of Series 1 Preferred Stock into a lesser number of shares of Series 1 Preferred Stock), and (ii) on any given date on or after the Mandatory Conversion Date, $0.00 per share.

(nn) “Mandatory Conversion” shall have the meaning set forth in Section 7(b).

(oo) “Mandatory Conversion Date” shall have the meaning set forth in Section 7(b).

(pp) “NASDAQ” shall mean the Nasdaq Stock Market or any successor national securities exchange (or other applicable securities exchange or quotation system) or any other national securities exchange on which shares of Common Stock are listed from time to time.

(qq) “Northern Pipeline Project” shall mean the water conservation project of the Corporation utilizing the existing idle natural gas pipeline that extends northwest from the Corporation’s property terminating in Barstow, California, and a further 124-mile segment connecting such pipeline from Barstow to Wheeler Ridge, California for which the Corporation has entered into a purchase agreement, and all associated well-field and pumping stations.

(rr) “Notice of Conversion” shall have the meaning set forth in Section 7(a).

(ss) “Optional Conversion Date” shall have the meaning set forth in Section 7(a).

(tt) “Original Issue Date” shall mean the first date on which one or more shares of Series 1 Preferred Stock is/are issued by the Corporation.

(uu) “Person” shall mean an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(vv) “Preferred Stock” shall have the meaning set forth in the recitals.

(ww) “Redemption Date” shall have the meaning set forth in Section 6.

(xx) “Redemption Notice” shall have the meaning set forth in Section 6.

(yy) “Redemption Notice Date” shall have the meaning set forth in Section 6.

(zz) “Redemption Price” shall have the meaning set forth in Section 6.

(aaa) “Refinance” means, in respect of any Debt, to refinance, extend (including pursuant to any defeasance or discharge mechanism), renew, refund, repay, prepay, redeem, defease or retire, or to issue Debt in exchange or replacement for, such Debt in whole or in part. “Refinanced” and “Refinancing” will have correlative meanings.

(bbb) “Required Holders” means the holders of at least a majority of the outstanding shares of Series 1 Preferred Stock.

(ccc) “Securities Act” shall mean means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ddd) “Series 1 Preferred Stock” shall have the meaning set forth in Section 1.

(eee) “Share Delivery Date” shall have the meaning set forth in Section 7(d).

(fff) “Southern Pipeline Project” shall mean the water conservation project of the Corporation using its 43-mile southerly right-of-way, including pipeline, well field and related water distribution, pumping facilities, water treatment and associated power facilities.

(ggg) “Trading Day” shall mean any day on which NASDAQ is open for business and on which shares of Common Stock may be traded (other than a day on which NASDAQ is scheduled to or does close prior to its regular weekday closing time).

(hhh) “Transfer Agent” shall mean Continental Stock Transfer & Trust Company, New York, New York, the current transfer agent of the Corporation, with a mailing address of 1 State Street, 30th Floor, New York, New York 10004, and includes any successor transfer agent of the Corporation.

(iii) “Voting Rate” shall mean 301.98, as such amount may be adjusted pursuant to Section 8.

(jjj) “Water Projects” shall have the meaning set forth in Section 4(b)(ii)(B)(1).

Section 3. Dividends.

(a) Prior to the Mandatory Conversion Date. Except as provided in Section 3(b), the holders of outstanding shares of Series 1 Preferred Stock shall not be entitled to share in any dividends or distributions of any kind or nature whatsoever, and in furtherance thereof, shall not have any dividend or distribution privileges of any kind or nature whatsoever.

(b) After the Mandatory Conversion Date. After the Mandatory Conversion Date and for so long as any shares of Series 1 Preferred Stock shall be outstanding, subject to applicable law and the rights of the holders of any outstanding shares of Dividend Senior Stock, the holders of outstanding shares of Series 1 Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors on the then outstanding shares of Dividend Parity Stock, on a pari passu basis with the holders of the then outstanding shares of Dividend Parity Stock and in preference and prior to the holders of any then outstanding shares of Dividend Junior Stock, in an amount per then outstanding share of Series 1 Preferred Stock determined by multiplying (i) the dividend amount per then outstanding share of Common Stock being declared by (ii) the Conversion Rate, with each share of Series 1 Preferred Stock receiving such dividend on an as converted to Common Stock basis (without regard to any limitation or restriction on such conversion); provided, that no dividend shall be declared and paid or set apart for payment on the then outstanding shares of Common Stock unless a dividend shall also be declared and paid or set apart for payment on the then outstanding shares of Series 1 Preferred Stock. Notwithstanding the foregoing, to the extent that the right of a holder of Series 1 Preferred Stock to receive a dividend consisting of shares of Common Stock or Common Stock Equivalents would result in such holder and such holder’s Attribution Parties exceeding such holder’s Beneficial Ownership Limitation, then such holder shall, to the fullest extent permitted by applicable law, not be entitled to receive such dividend to the extent of such Beneficial Ownership Limitation (and shall not be entitled to Beneficially Own such shares of Common Stock or Common Stock Equivalents as a result of such dividend to the extent of any such excess) and such dividend to such extent shall be held in abeyance for the benefit of such holder until such time or times, if ever, as such holder’s right thereto would not result in such holder and such holder’s Attribution Parties exceeding such holder’s Beneficial Ownership Limitation, at which time or times such dividend (and any dividend consisting of Common Stock or Common Stock Equivalents declared on such initial dividend or on any subsequent dividend held similarly in abeyance to the same extent as if there had been no such limitation) shall be paid to such holder.

Section 4. Voting Rights.

(a) General. Except as provided by this Certificate of Designation or applicable law, from and after the Original Issue Date and prior to the Mandatory Conversion Date, each holder of a share of Series 1 Preferred Stock, as such, shall be entitled to the number of votes determined by multiplying the Voting Rate by each outstanding share of Series 1 Preferred Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; provided, however, that in no event shall a holder of Series 1 Preferred Stock, together with such holder’s Attribution Parties, be entitled to a number of votes in excess of such holder’s Beneficial Ownership Limitation. After the Mandatory Conversion Date, except as otherwise required by applicable law, each holder of a share of Series 1 Preferred Stock, as such, shall not be entitled to vote and shall not be entitled to any voting powers in respect thereof.

(b) Protective Provisions. From and after the Original Issue Date and prior to the Mandatory Conversion Date, for so long as any shares of Series 1 Preferred Stock shall be outstanding, the Corporation shall not, at any time or from time to time, without the prior vote or written consent of the Required Holders, voting separately as a single class:

(i) amend, alter or repeal any provision of the Certificate of Incorporation, if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the Series 1 Preferred Stock so as to affect them adversely;

(ii) directly or indirectly, Incur (or permit any of its subsidiaries to Incur) any Debt other than (A) any Existing Debt and (B) up to an aggregate of $600,000,000 of Debt related to (1) the Southern Pipeline Project or Northern Pipeline Project, including water storage (collectively, the “Water Projects”), (2) the establishment of related infrastructure and farming costs for developing agriculture on land owned by the Corporation and its subsidiaries (the “Farming Project”), (3) working capital for the Water Projects, the Farming Project or general corporate purposes, and (4) a Refinancing of any of the Debt described in the foregoing clauses (1) – (3);

(iii) enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (A) transactions between the Corporation and its subsidiaries or between or among the Corporation’s subsidiaries and (B) transactions approved by a majority of the Corporation’s independent directors and a majority of the members of the Board of Directors as no less favorable to the Corporation or its subsidiaries than would be obtainable in a comparable arm’s length transaction between fully informed, willing unaffiliated parties who are under no compulsion to act;

(iv) issue any additional shares of Series 1 Preferred Stock (other than as contemplated by the Exchange Agreements);

(v) authorize, create or issue any additional class or series of Liquidation Senior Stock or Liquidation Parity Stock other than the authorization, creation or issuance of any additional class or series of Liquidation Senior Stock or Liquidation Parity Stock in one or more financing transactions for the purpose of financing the Northern Pipeline Project and the Southern Pipeline Project, the gross cash proceeds of which shall be offset against, and shall not exceed in the aggregate, the $600,000,000 limit of Debt permitted to be Incurred pursuant to Section 4(b)(ii)(B); or

(vi) consummate a Liquidation.

Section 5. Liquidation.

(a) Prior to the Mandatory Conversion Date. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), from and after the Original Issue Date and prior to the Mandatory Conversion Date, subject to applicable law and the rights of the holders of any outstanding shares of Liquidation Senior Stock, each holder of any outstanding shares of Series 1 Preferred Stock shall be entitled to receive, together with the holders of any Liquidation Parity Stock, an amount in cash equal to the aggregate Liquidation Value of all shares of Series 1 Preferred Stock held by such holder, to be paid out of the Liquidation Proceeds, before any payment shall be made to the holders of Liquidation Junior Stock by reason of their ownership thereof. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series 1 Preferred Stock and the holders of any Liquidation Parity Stock the full preferential amount to which they are entitled, (i) the holders of shares of Series 1 Preferred Stock and the holders of any Liquidation Parity Stock shall share ratably in any distribution of the Liquidation Proceeds in proportion to the respective full preferential amounts which would otherwise be payable to a holder of shares of Series 1 Preferred Stock or Liquidation Parity Stock in respect of such shares if all preferential amounts payable on or with respect to such shares in a Liquidation were paid in full, and (ii) the Corporation shall not make or agree to make any payments to the holders of Liquidation Junior Stock. In the event of a Liquidation prior to the Mandatory Conversion Date, in addition to and after payment in full of all preferential amounts required to be paid to the holders of Series 1 Preferred Stock upon a Liquidation prior to the Mandatory Conversion Date under the foregoing provisions of this Section 5(a), the holders of shares of Series 1 Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Liquidation Junior Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Liquidation Junior Stock on an as-converted into Common Stock basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining Liquidation Proceeds available for distribution to its stockholders.

(b) After the Mandatory Conversion Date. In the event of a Liquidation, after the Mandatory Conversion Date, for so long as any shares of Series 1 Preferred Stock shall be outstanding, the holders of shares of Series 1 Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Liquidation Junior Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Liquidation Junior Stock on an as-converted into Common Stock basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining Liquidation Proceeds available for distribution to its stockholders.

(c) Notice of Liquidation. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board of Directors approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, whichever is earlier, give each holder of shares of Series 1 Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series 1 Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series 1 Preferred Stock of such material change. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease, exchange, exclusive license or other disposition of all or any part of the assets of the Corporation and/or any of its subsidiaries (which shall not in fact result in the Liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Redemption. Each outstanding share of Series 1 Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, exercisable as hereinafter provided in this Section 6, at any time and from time to time after the first (1st) anniversary of the Original Issue Date and prior to the Mandatory Conversion Date, provided that any redemption hereunder by the Corporation as to each holder of Series 1 Preferred Stock shall, to the fullest extent permitted by applicable law, be for a number of shares equal to no less than twenty-five percent (25%) of the number of shares of Series 1 Preferred Stock originally issued to such holder. Each share of Series 1 Preferred Stock subject to redemption pursuant to this Section 6 shall be redeemed by the Corporation in cash at a price per share equal to the Conversion Rate then in effect multiplied by $13.50, (as adjusted for any for any (A) dividend in respect of any class or series of stock of the Corporation in shares of Series 1 Preferred Stock, (B) subdivision, whether by reclassification or recapitalization, of the outstanding shares of Series 1 Preferred Stock into a greater number of shares of Series 1 Preferred Stock, or (C) combination, whether by reclassification or recapitalization, of the outstanding shares of Series 1 Preferred Stock into a lesser number of shares of Series 1 Preferred Stock) (the “Redemption Price”). The Corporation may exercise its option to redeem all or any portion of the outstanding shares of Series 1 Preferred Stock pursuant to this Section 6 by delivering a written notice thereof to all, but not less than all, of the holders of outstanding shares of Series 1 Preferred Stock (such notice, the “Redemption Notice”, and the date on which all such holders receive such notice, the “Redemption Notice Date”). Each Redemption Notice shall be irrevocable and shall (a) state the date on which the redemption shall occur (the “Redemption Date”), which date shall not be less than thirty (30) days following the Redemption Notice Date, (b) state the aggregate number of outstanding shares of Series 1 Preferred Stock to be redeemed on the Redemption Date and (c) state the aggregate number of outstanding shares of Series 1 Preferred Stock to be redeemed from each holder of Series 1 Preferred Stock (which shall be effected pro rata based on the number of outstanding shares of Series 1 Preferred Stock held by such holder bears to the number of outstanding shares of Series 1 Preferred Stock held by all holders of Series 1 Preferred Stock). Notwithstanding the receipt of any Redemption Notice, for the avoidance of doubt, a holder of Series 1 Preferred Stock may convert such holder’s shares of Series 1 Preferred Stock into shares of Common Stock pursuant to the terms of Section 7(a) at any time prior to the Redemption Date.

Section 7. Conversion.

(a) Optional Conversion. Each outstanding share of Series 1 Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date and prior to the Mandatory Conversion Date, at the option of the holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 7(c)) as is determined by multiplying one (1) by the Conversion Rate then in effect. Any holder of Series 1 Preferred Stock desiring to effect such conversion shall deliver to the Corporation a notice of conversion in the form attached hereto as Annex A (a “Notice of Conversion”), which Notice of Conversion shall specify the number of shares of Series 1 Preferred Stock to be converted, the number of outstanding shares of Series 1 Preferred Stock held by such holder immediately prior to such conversion, the number of outstanding shares of Series 1 Preferred Stock held by such holder immediately following such conversion, and, the date on which such conversion is to be effected, which conversion date shall not be prior to the date on which the applicable Notice of Conversion is given to the Corporation (the “Optional Conversion Date”). No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion be required. The calculations and entries set forth in a Notice of Conversion shall, to the fullest extent permitted by applicable law, control and be conclusive and binding in the absence of manifest or mathematical error.

(b) Mandatory Conversion. On the fifth (5th) anniversary of the Original Issue Date (the “Mandatory Conversion Date”), each outstanding share of Series 1 Preferred Stock shall automatically convert (subject to the limitations set forth in Section 7(c)) into that number of shares of Common Stock as is determined by multiplying one (1) by the Conversion Rate in effect on the Mandatory Conversion Date (the “Mandatory Conversion”); provided, however, that to the extent any shares of Series 1 Preferred Stock remain outstanding after the Mandatory Conversion Date (as a result of the limitations set forth in Section 7(c)), each outstanding share of Series 1 Preferred Stock shall continue to be convertible, at any time and from time to time, at the option of the holder thereof, pursuant to the provisions of this Certificate of Designation otherwise applicable to the Series 1 Preferred Stock and set forth in Section 7(a).

(c) Limitations on the Right to Convert. Notwithstanding anything contained herein to the contrary, no outstanding share of Series 1 Preferred Stock shall be converted pursuant to this Section 7 to the extent that, after giving effect to a conversion pursuant to this Section 7, the holder of such shares of Series 1 Preferred Stock, together with such holder’s Attribution Parties, would, as determined by such holder, in its sole discretion, and reflected in a written notice given to the Corporation no later than five (5) days prior to the Conversion Date (the “Conversion Limitation Determination”), Beneficially Own in excess of the Beneficial Ownership Limitation. A holder’s submission of a Conversion Limitation Determination shall be deemed to be such holder’s determination and representation to the Corporation that the proposed conversion of the number of outstanding shares of Series 1 Preferred Stock set forth in the Conversion Limitation Determination is consistent with the foregoing sentence, and such determination shall, to the fullest extent permitted by applicable law, be final, binding and conclusive and the Corporation shall have no obligation to verify or confirm the accuracy of such determination or representation. For purposes of this Section 7(c), in determining the number of outstanding shares of Common Stock, a holder of outstanding shares of Series 1 Preferred Stock may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be; (ii) a more recent public announcement by the Corporation; or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request (which may be via electronic transmission) of a holder of outstanding shares of Series 1 Preferred Stock, the Corporation shall within one (1) Trading Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined as provided in this Section 7 after giving effect to the conversion or exercise of Common Stock Equivalents, including the outstanding shares of Series 1 Preferred Stock, held by such holder or such holder’s Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported.

(d) Delivery of Shares of Common Stock. Not later than two (2) Trading Days after the relevant Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting holder, the number of shares of Common Stock to which such holder is entitled pursuant to this Section 7. The Person(s) entitled to receive shares of Common Stock issuable upon conversion of shares of Series 1 Preferred Stock pursuant to this Section 7 shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the relevant Conversion Date. The Person(s) entitled to receive shares of Common Stock upon conversion pursuant to this Section 7 shall not be entitled to any rights as a holder of Common Stock with respect to shares issuable upon conversion, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the relevant Conversion Date.

(e) Transfer Taxes and Expenses. The issuance of shares of Common Stock upon conversion of outstanding shares of Series 1 Preferred Stock pursuant to this Certificate of Designation shall be made without charge to any holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any shares of Common Stock upon the conversion of outstanding shares of Series 1 Preferred Stock pursuant to this Certificate of Designation in a name other than that of the holder of the outstanding shares of Series 1 Preferred Stock converted pursuant to this Certificate of Designation, and the Corporation shall not be required to issue or deliver such shares of Common Stock unless or until the Person(s) requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion or in connection with the Mandatory Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for, if applicable, same-day electronic delivery of shares of Common Stock upon the conversion of outstanding shares of Series 1 Preferred Stock pursuant to this Certificate of Designation.

(f) Fractional Shares of Common Stock. The Corporation shall not be obligated to deliver to the holders of Series 1 Preferred Stock any fraction(s) of a share of Common Stock upon a conversion of outstanding shares of Series 1 Preferred Stock pursuant to this Section 7, the Corporation being entitled to round down to the nearest whole share of Common Stock if the fraction is less than one-half (0.5) of one share of Common Stock, and round up to the nearest whole share of Common Stock if the fraction is equal to or greater than one-half (0.5) of one share of Common Stock.

Section 8. Adjustments to Conversion Rate and Voting Rate. In the event that the Corporation shall, at any time for from time to time after the Original Issue Date and while any shares of Series 1 Preferred Stock are outstanding, (a) pay a dividend in respect of any class or series of stock of the Corporation in shares of Common Stock or Common Stock Equivalents (other than a dividend in accordance with Section 3(b)), (b) subdivide, whether by reclassification or recapitalization, the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (c) combine, whether by reclassification or recapitalization, the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate and the Voting Rate, in each case, as in effect immediately prior to the effectiveness of such action shall be adjusted by multiplying such Conversion Rate or the Voting Rate (as applicable) by a fraction, the numerator of which is the total number of shares of Common Stock outstanding (including, for this purpose, all shares of Common Stock then issuable upon the conversion or exercise of all outstanding Common Stock Equivalents) immediately prior to the effectiveness of such action, and the denominator of which is the total number of shares of Common Stock outstanding (including, for this purpose, all shares of Common Stock then issuable upon the conversion or exercise of all outstanding Common Stock Equivalents) immediately after the effectiveness of such action. Any adjustment pursuant to this Section 8 shall be given effect (i) in the case of a dividend (other than a dividend in accordance with Section 3(b)), upon the payment of such dividend as of the record date for determining the holders of outstanding stock entitled to receive such dividend or (ii) in the case of a subdivision or combination, whether by reclassification or recapitalization, upon the effective date of such subdivision or combination.

Section 9. Transfer Rights. Subject to applicable securities laws and any registration rights agreement between the holder thereof and the Corporation, the shares of Series 1 Preferred Stock and any share of Common Stock issued upon the conversion or redemption of any share of Series 1 Preferred Stock may be freely sold or otherwise transferred by the holder of such shares.

Section 10. Notices.

(a) Any notice or other communication required to be given by the Corporation to any holder of Series 1 Preferred Stock pursuant to this Certificate of Designation shall be (i) in writing, (ii) directed to the holder’s mailing or electronic mail, as applicable, address as it appears on the records of the Corporation and (iii) delivered via (A) United States mail, (B) courier service, or (C) electronic transmission.

(b) Any notice or other communication required to be given by any holder of Series 1 Preferred Stock to the Corporation pursuant to this Certificate of Designation shall be (i) in writing, (ii) directed to (A) the Corporation’s principal place of business or its registered agent in the State of Delaware or (B) the electronic mail address of the Corporation’s Chief Financial Officer or Secretary, as applicable, and (iii) delivered via (A) United States mail, (B) courier service, or (C) electronic transmission.

(c) Any notice or other communication given by (i) United States mail shall be deemed to have been given when deposited, (ii) courier service shall be deemed to have been given upon the earlier of the time of receipt or when such notice is left at the relevant address, and (iii) electronic mail when directed to the relevant electronic mail address.

Section 11. Reservation of Shares.

(a) The Corporation shall at all times keep reserved, free from preemptive or subscription rights, out of its authorized but unissued shares of Common Stock, or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of Series 1 Preferred Stock as required by this Certificate of Designation from time to time as shares of Series 1 Preferred Stock are presented for conversion.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of outstanding shares of Series 1 Preferred Stock pursuant to this Certificate of Designation shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all Liens.

(c) All Common Stock delivered upon conversion of outstanding shares of Series 1 Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

Section 12. Status of Converted, Redeemed or Repurchased Shares. If any share of Series 1 Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series 1 Preferred Stock so acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series 1 Preferred Stock. Any share of Series 1 Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in the Certificate of Incorporation or imposed by the General Corporation Law of the State of Delaware.

Section 13. Waiver. The powers (including voting powers), if any, of the Series 1 Preferred Stock and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the Series 1 Preferred Stock may be waived as to all shares of Series 1 Preferred Stock in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) by the written consent or agreement of the holders of at least a majority of the shares of Series 1 Preferred Stock then outstanding, consenting or agreeing separately as a single class.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Series 1 Preferred Stock of Cadiz Inc. on this 5th day of March, 2020.

CADIZ INC.

By:	/s/ Timothy J. Shaheen
Name:	Timothy J. Shaheen
Title:	Chief Financial Officer

[Certificate of Designation of Series 1 Preferred Stock]

ANNEX A

NOTICE OF CONVERSION

OF

SERIES 1 PREFERRED STOCK

OF

CADIZ INC.

The undersigned, constituting the holder of record of the number of outstanding shares of Series 1 Preferred Stock (the “Series 1 Preferred Stock”), par value $0.01 per share, of Cadiz Inc., a Delaware corporation (the “Corporation”), indicated below, hereby elects to convert such number of shares of Series 1 Preferred Stock listed below (which number of shares does not exceed the number of shares of Series 1 Preferred Stock held of record by the undersigned) into shares of common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), pursuant to the Certificate of Designation of Series 1 Preferred Stock of the Corporation, as the same may be amended or amended and restated from time to time (the “Certificate of Designation”).

If shares of Common Stock are to be issued upon the conversion of the number of shares of Series 1 Preferred Stock set forth below pursuant to the Certificate of Designation (“Conversion”) in the name of a person other than the undersigned, the undersigned agrees that it shall pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in connection therewith.

No. of shares of Series 1 Preferred Stock to be Converted:

Aggregate No. of shares of Series 1 Preferred Stock held of record:

Anticipated No. of shares of Common Stock to be issued upon Conversion:

Anticipated No. of shares of Series 1 Preferred Stock
held of record subsequent to Conversion:

Address for delivery:

Or

DWAC Instructions:
Broker no:
Account no:

HOLDER:

By:
Name:
Title:

A-1